THERMOGENESIS REPORTS FIRST QUARTER FISCAL 2013 RESULTS

New Asian Customers Ramping up AXP Operations

RANCHO CORDOVA, Calif., November 13, 2012 — ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing, storage and administration of cell therapies, today reported results for the first quarter of fiscal 2013.

For the quarter ended September 30, 2012, revenues were $4.1 million versus $4.9 million in the first quarter a year ago and $4.5 million in the prior quarter. The decline in year-over-year revenues was primarily due to decreased sales of the Company’s BioArchive® System devices, reflecting the continuing softness in worldwide capital equipment purchase activity. Total disposable sales in the first quarter of 2013 were $3.0 million versus $3.5 million in the same period a year ago. Disposable sales were negatively impacted by approximately $120,000 year-over-year due to a decline in sales of disposables from its CryoSeal product line for which the Company completed a disposition during the quarter.

ThermoGenesis reported net income of $1.0 million, or $0.06 per diluted share, in the first quarter of 2013 versus a net loss of $1.2 million, or $0.07 per share, in the same period a year ago. Included in the results for the first quarter of 2013 is a gain on sale of $2.0 million related to the CryoSeal transaction.

The Company ended the quarter with $8.8 million cash compared with $7.9 million at the end of fiscal 2012. The Company’s backlog at the end of first quarter was approximately $700,000.

“We continue to advance our strategy to transform ThermoGenesis into a leading provider of tools for stem cell therapy despite a challenging macroeconomic environment,” said Matthew Plavan, Chief Executive Officer. “We are well positioned in the cord blood market with new distribution agreements and enhanced customer service capabilities, and look forward to recording initial revenues from our product purchase and distribution agreement with Golden Meditech Holdings Limited in China before the end of calendar 2012.  As a result of these recent developments, we believe we will be able to grow quarterly revenues on a sequential basis during fiscal 2013,” he continued.

“At the same time,” he continued, “we have streamlined the Company to increase our focus on core business opportunities and enable us to better manage our financial resources, while continuing to respond to market shifts and longer-term opportunities, including new product development needs in developing markets.”

Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the first quarter fiscal 2013 results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://services.choruscall.com/links/thermogen121113.html

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the separation, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2013, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2013.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Financials
ThermoGenesis Corp.
Condensed Balance
(Unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,753,000	$7,879,000
Accounts receivable, net	3,515,000	4,558,000
Inventories	6,209,000	6,290,000
Prepaid expenses and other current assets	366,000	338,000

Total current assets	18,843,000	19,065,000

Equipment, net	1,634,000	1,652,000
Other assets	325,000	363,000

	$20,802,000	$21,080,000
Current liabilities:
Accounts payable	$1,505,000	$2,772,000
Other current liabilities	2,186,000	2,259,000

Total current liabilities	3,691,000	5,031,000

Long-term liabilities	129,000	151,000

Stockholders' equity	16,982,000	15,898,000

	$20,802,000	$21,080,000

ThermoGenesis Corp.
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2012	2011

Net revenues	$4,122,000	$4,859,000

Cost of revenues	2,496,000	2,860,000

Gross profit	1,626,000	1,999,000

Expenses:

Selling, general and administrative	1,796,000	2,316,000

Research and development	838,000	923,000

Gain on sale of product line	(2,000,000)	--

Total operating expenses	634,000	3,239,000

Interest and other income, net	3,000	32,000

Net income (loss)	$995,000	($1,208,000)

Per share data:

Basic net income (loss) per common share	$0.06	($0.07)

Diluted net income (loss) per common share	$0.06	($0.07)

Weighted average common shares outstanding:

Basic	16,515,846	16,363,033

Diluted	16,520,275	16,363,033

ThermoGenesis Corp.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended, September 30,
	2012	2011

Cash flows from operating activities:
Net income/(loss)	$995,000	($1,208,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	134,000	99,000
Stock based compensation expense	143,000	366,000
Gain on sale of product line	(2,000,000)	--

Net change in operating assets and liabilities:
Accounts receivable, net	1,043,000	(447,000)
Inventories	13,000	(230,000)
Prepaid expenses and other current assets	(28,000)	105,000
Other assets	--	1,000
Accounts payable	(982,000)	29,000
Accrued payroll and related expenses	(26,000)	142,000
Deferred revenue	(15,000)	80,000
Other liabilities	(54,000)	(457,000)

Net cash used in operating activities	(777,000)	(1,520,000)

Cash flows from investing activities:
Capital expenditures	(295,000)	(36,000)
Proceeds from sale of product line	2,000,000	--

Net cash provided by (used in) investing activities	1,705,000	(36,000)

Cash flows from financing activities:
Repurchase of common stock	(54,000)	--

Net cash used in financing activities	(54,000)	--
Net increase (decrease) in cash and cash equivalents	874,000	(1,556,000)

Cash and cash equivalents at beginning of period	7,879,000	12,309,000
Cash and cash equivalents at end of period	$8,753,000	$10,753,000